Exhibit 10.1

ENGAGEMENT AGREEMENT

THIS ENGAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of the day 1st of March 2019, by and between FREYR AS, a Norwegian corporation with company registration number 920 388 620 (“Company”) and EDGE Global LLC, a Pennsylvania limited liability company with registration number 82-3080542 (“EDGE”). Company and EDGE may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Company has already engaged EDGE to perform certain services; and

WHEREAS, Company now desires to retain EDGE to perform certain additional services as described herein because of EDGE’s experience and ability in this field; and

WHEREAS, Company and EDGE desire to enter into this Agreement in order to set forth all the terms and conditions governing EDGE’s engagement with Company in a new agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Services; Standards of Performance.

(a) For the Term of this Agreement, EDGE shall provide to Company the services described in Exhibit A. EDGE and Company shall frequently, but at least on a quarterly basis, agree the detailed work scope with milestones which EDGE shall deliver (hereinafter referred to as “Services”).

(b) Tom Einar Jensen shall be leading and performing the Services for EDGE with support from Peter Matrai. Tom Einar Jensen shall dedicate 60% of his working time and Peter Matrai shall dedicate 40% of his working time to the Company in delivering the Services. Tom Einar Jensen and Peter Matrai shall be available to the Company as deemed necessary and appropriate.

(c) Company and EDGE agree that Tom Einar Jensen shall have the title Chief Executive Officer of the Company for the Term of this contract and Peter Matrai shall have the title Senior Advisor to the Company. Company shall have the right to include pictures and bios of the both Tom Einar Jensen and Peter Matrai in its marketing materials and website.

(d) All work done by EDGE pursuant to this Agreement shall be of the highest professional standards and performed to Company’s reasonable satisfaction. EDGE’ s performance of the Services shall at all times comply with all applicable federal, state, and local laws and regulations, and EDGE shall comply with the applicable policies and procedures established by Company to the extent that they do not conflict with the principles set forth below.

2. Independent Contractor Status and Tax Reporting Obligations.

The relationship between EDGE and Company shall be that of independent contractor and not that of agents or employer and employee. The Parties acknowledge that EDGE shall perform the Services according to EDGE’ s own methods. Company shall have no authority or right to direct or control EDGE’s methods, and EDGE shall be subject to the control of Company only as to the results of the Services.

3. Fees for Services.

(a) Company shall pay EDGE a cash amount of USD 30,000 a month in consideration of the Services (“Monthly Cash Retainer”).

(b) Company and EDGE agree that 75% of the Monthly Cash Retainer shall be deferred until the Company successfully raises at least USO 500,000 in total new funding in aggregate after the execution of this Agreement (“New Capital Raise”).

(c) In addition, EDGE shall receive options to acquire an additional 8,315,902 shares in the Company, which equals 6.5% of the total outstanding shares of the Company on the date of this Agreement. The time limit to exercise these options shall be no earlier than 5 years after the issue date of the options, and the options may then be exercised during a period of one month (the “Exercise Window”). The exercise price for the options shall be the lower of the subscription price in the New Capital Raise and a pre-money valuation of MNOK 200 million in the New Capital Raise. The options will automatically terminate in case of a material breach of this Agreement by EDGE.

(d) In addition, Torstein Dale Sjøtveit and Tore Ivar Slettemoen, the two founders of the Company (together, the “Founders”) agree to sell to EDGE and EDGE shall be entitled to purchase shares currently owned by the Founders equaling in total to 14.5% of Company’s outstanding equity stock calculated on a fully diluted basis at NOK 0.01 per share. As of April 1, 2019, the 14.5% equity Founders shall sell to EDGE under this Paragraph 3(d) equates to 18,550,858 shares in total, calculated on a fully diluted basis as of March 1, 2019. Founders and EDGE shall enter into separate share purchase agreements no later than by April 30, 2019 to consummate the sale and purchase of such shares.

(e) In addition, EDGE shall be entitled to the following milestone payments:

(i)	One hundred thousand Euros (EUR 100,000) upon FREYR closing five million Euros (EUR 5,000,000) in aggregate financing after the effective date of this Agreement, and

(ii)	One hundred thousand Euros (EUR 100,000) upon FREYR closing twenty million Euros (EUR 20,000,000) in aggregate financing in addition to the successful closing of the raise in Paragraph 3(e)(i).

The milestone payments in this Paragraph 3(e) are due within 5 days of the receipt of funds by FREYR in USD at the then prevailing USD to EUR exchange rate.

(f) EDGE shall enter into a shareholder agreement for the shares to be issued under the share options in Paragraph 3(c) and for the shares to be sold under Paragraph 3(d) in line with the shareholder agreements entered into by other minority shareholders in the Company, including a stand-still obligation, a waiver of right of first refusal for share transfers, tag-along and drag-along rights, and a waiver of the right to require a compulsory acquisition of the shares by a person owning more than 90% of the shares in the Company.

(g) In case the time commitment required from EDGE to provide the Services exceeds the amount specified in Clause 1(b) of this Agreement, Parties agree to revise the Fees accordingly. Any such revision shall be in writing and be based on mutual agreement between the Parties.

4. Term of Agreement. The initial term of this Agreement shall commence on March 1, 2019 and continue through December 31, 2020 (the “Initial Term”), unless either Party shall terminate it pursuant to Paragraph 5. Parties may extend this Agreement by an additional 6 months. Any extension of the Initial Term shall be subject to mutual written agreement between the Parties. The Initial Term plus any such extension is referred to herein as the “Term.” If the parties enter into any extension of the Initial Term, they shall mutual/y agree on the Services to be performed by EDGE during such extension, and the fees to be paid to EDGE during such period.

5. Termination. Either Party may terminate this Agreement for any reason, at any time, by giving the other Party at least ninety (90) days’ prior written notice of such termination. Upon termination of this Agreement, Company shall, save as set out below, pay EDGE promptly any Monthly Cash Retainer and expenses due under this Agreement through the effective date of termination, including any deferred and unpaid Monthly Cash Retainer.

Notwithstanding the above or anything else stated in this Agreement, EDGE shall not have the right to receive any payment or compensation under this Agreement, in the form of cash, equity or otherwise, if the Agreement is terminated by the Company with reasonable cause due to a breach of the agreement by EDGE, or by EDGE without reasonable cause attributable to a breach of this Agreement by the Company.

6. Expenses. Company shall reimburse EDGE for reasonable and necessary expenses associated with rendering the Services during the Term, including, for example, travel and lodging expenses, in accordance with Company’s then current expense reimbursement policy. Within five (5) business days of the end of each calendar month during the Term, EDGE shall submit to Company a detailed report of the expenses incurred, along with the appropriate receipts or other reasonable verification of the nature and amount of such expenses. Company shall reimburse EDGE within five (5) business days of approving such expenses, which approval may be withheld in Company’s reasonable discretion. In the event that EDGE desires to incur an expense or a series of related expenses in excess of five thousand (5,000) NOK, EDGE shall seek written approval from Company prior to incurring such expense or series of related expenses. The Parties acknowledge that Company will not reimburse EDGE for miscellaneous office supplies, whether or not used in rendering the Services, including, for example, paper clips, ink pens, and secretarial support.

7. Confidential Information.

(a) EDGE acknowledges that EDGE will have access to information that is treated as confidential and proprietary by Company, including, without limitation, information or knowledge in any form that is (i) required by law or by agreement to be kept confidential; or (ii) not generally available to the public and that may be of competitive or economic value to Company. Confidential Information may be Company’s property or the property of another who has entrusted it to Company (collectively, the “Confidential Information”). Confidential Information further includes, but is not limited to, the following:

(i) Information or knowledge of individuals or entities associated with Company that is not readily disclosed by inspection of Company’s Products and promotional literature, for which Company has taken reasonable precautions to restrict access and use. As used in this Paragraph 9, “Products” means all products and services developed and/or li censed, sold, leased, or otherwise distributed or put into use by Company; and

(ii) Customer lists and data, computer programs and documentation for such programs, business information, strategies, internal reports and memoranda and other data relating to the development, manufacturing, costs, pricing, marketing, licensing, sales, and uses of Company Products, the source of supplies for Company’ s Products, Company’s financial information, budgets, potential expansion and acquisitions, advertising and marketing plans, the identity and special needs of customers and potential customers for Company’ s Products.

(b) EDGE shall not use Confidential Information for EDGE’ s own benefit or purposes or for the benefit or purposes of any person or entity other than Company.

(c) EDGE shall take all appropriate precautions to protect Confidential Information from unauthorized use and disclosure, including but not limited to: ensuring that Confidential Information is not accessed, duplicated or dispersed by or to any unauthorized persons; identifying and securing all Confidential Information when not in use ; and using only authorized and secure means of discussing , storing, transmitting, mailing and disposing of Confidential Information. In addition, EDGE shall comply with all Company policies and procedures relating to Confidential Information. In the event that EDGE becomes aware of any loss or disclosure of Confidential Information, EDGE shall immediately notify Company of such loss or disclosure and immediately take reasonable action to limit the dissemination or misappropriation of such Confidential Information.

(d) EDGE shall not discuss or disseminate Confidential Information with or to anyone outside Company except those persons or entities designated by Company, in writing, as authorized recipients of Confidential Information. If EDGE is uncertain as to whether information is Confidential Information or whether an individual or entity is authorized to receive Confidential Information, EDGE should consult appropriate persons within Company prior to discussion or dissemination of any information.

(e) EDGE shall not, without the prior written consent of Company or as is necessary to perform EDGE’s duties for Company, make or cause to be made any copies, pictures, duplicates, facsimiles or other reproductions or recordings, regardless of medium, or any abstracts or summaries, of Confidential Information.

(f) Should EDGE be served with a request to disclose Confidential Information in a judicial or regulatory body proceeding, EDGE shall notify Company in writing no later than ten (10) days after being served to provide Company with the opportunity to object to the disclosure to the court or regulatory body. EDGE shall also cooperate with Company to obtain an appropriate protective order (at Company’s sole expense) or other reliable assurance that confidential treatment will be afforded the Confidential Information.

(g) EDGE acknowledges that the use, misappropriation, or disclosure of Confidential Information would constitute a breach of trust and could cause irreparable injury to Company, and it is essential to Company’s competitive position that the Confidential Information be kept secret and not used for EDGE’s advantage or the advantage of a third party. EDGE further acknowledges that the restrictions on the use of Confidential Information set forth in this Paragraph 9 apply during the Term of EDGE’s engagement with Company and for a period of two (2) years after the termination or expiration of EDGE’ s engagement with Company.

8. Disclosure. In order to enhance the Services offered, the Company agrees to provide to EDGE, all information reasonably necessary to allow performance as requested or reasonably required by, including but not limited to information concerning historical and projected financial results. The Company will promptly advise EDGE of any material changes in its business or finances during the Term. The Company represents that all information made available to EDGE will be complete and accurate in all material respects and will not contain any materially untrue or misleading statements. In rendering the Services hereunder, EDGE will be using and relying primarily on such information without independent verification thereof or independent appraisal of any of the Company’s assets. EDGE does not assume any responsibility for the accuracy or completeness of any information provided by Company in respect of the business activities of any acquisition target/s or merger /s identified under the provisions of this Agreement.

9. No Prior Restrictions. EDGE represents and warrants that EDGE is not under any legal restraint or restriction that would prevent, restrict, or make unlawful EDGE’s performance of the Services hereunder or EDGE’s entry into this Agreement.

10. Assignment. EDGE shall not have the right to assign this Agreement or any obligation hereunder without the written consent of Company. In connection with the merger, consolidation, or liquidation of Company or in connection with the sale or transfer of all or substantially all of the assets of Company, this Agreement, at the option of Company, may inure to the benefit of and be binding on the successor to Company, as though such successor had been named as a party to and had actually executed this Agreement.

11. Miscellaneous.

(a) This Agreement does not give any exclusive rights to EDGE. The Company is free to engage any other EDGEs or service providers.

(b) This Agreement and all the terms thereof supersede all prior agreements and understandings, oral or written, between the Parties, including that certain engagement agreement entered into between Company and EDGE on the 15th day of November 2018 for CEO services and that certain other engagement agreement entered into between Company and EDGE on the 15th day of October 2018 for fundraise services. This Agreement will be interpreted independently of any and all agreements between Company and EDGE.

(c) During the Term of this Agreement, EDGE shall not without the Company’s consent perform similar services for direct competitors of the Company.

(d) EDGE shall perform the Services and other work under this Agreement in accordance with high ethical standards, and in accordance with applicable laws and regulations.

(e) EDGE shall not make of offer to make any improper payment or advantage to any third party that may constitute a breach of applicable anti-corruption or money laundering laws or regulations.

(f) This Agreement and all Exhibits attached hereto constitute the entire agreement between the Parties with respect to the Services and supersede any prior or contemporaneous written or oral agreements between the Parties. Each of the Parties acknowledges and agrees that in deciding to enter into this Agreement, such Party is not relying on any statements, representations, or promises other than those contained in this Agreement. This Agreement may be amended only by a written document signed by the Parties.

(g) This Agreement shall be deemed to be made in, and in all respects to be interpreted, construed, and governed by and in accordance with the laws of Norway. Any disputes shall be settled by arbitration in Oslo, Norway in accordance with the Norwegian Arbitration Act.

(h) Company’s delay or failure to exercise any right under this Agreement shall not modify or impair such right or be construed as a waiver under this Agreement.

(i) Captions and headings are inserted for convenience, do not constitute a part of this Agreement and shall not be admissible for the purposes of proving the intent of the Parties. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute the same instrument. Signature pages sent by facsimile or email transmission shall constitute enforceable execution of this Agreement.

(j) Should any provision of this Agreement be declared and/or determined by any court to be illegal or in valid, the validity of the remaining parts, terms, or provisions shall not be affected.

(k) This Agreement shall inure to the benefit of and be binding upon the Parties and their respective executors, administrators, personal representatives, heirs, predecessors, successors, assigns (to the extent assignable), directors, agents, employees, trustees, and affiliates forever.

[Signatures on the following page]

IN WITNESS WHEREOF, this Agreement has been executed by and on behalf of the Parties as of the year and date; 1st of March 2019.

FREYR AS		EDGE Global LLC

By:	/s/ Torstein Dale Sjøtveit	By:	/s/ Peter Matrai
Name:	Torstein Dale Sjøtveit	Name:	Peter Matrai
Title:	Chairman	Title:	Co-Founder and Partner

By:	/s/ Tore Ivar Slettemoen	By:	/s/ Tom Einar Jensen
Name:	Tore Ivar Slettemoen	Name:	Tom Einar Jensen
Title:	Co-Founder and Partner	Title:	Co-Founder and Partner

[Signature page to Engagement Agreement)

EXHIBIT A

Scope of Services